Exhibit 99


Banknorth Announces Share Repurchase Program and Balance Sheet Deleveraging


PORTLAND, Maine--(BUSINESS WIRE)--Feb. 24, 2005--Banknorth Group, Inc. (NYSE:
BNK) announced that its board of directors has approved three corporate actions to reduce the Company's interest rate risk and to more effectively utilize its capital.

First, the board authorized the Company to repurchase up to 15.3 million shares of the Company's common stock, which represents 8% of the outstanding shares. Approximately 8 million of the repurchased shares will cover shares issued in the last six months upon the exercise of employee stock options. Repurchases are authorized to be made by the Company from time to time in open-market or privately-negotiated transactions as, in the opinion of management, market and business conditions warrant following completion of the acquisition of a majority interest in the Company by The Toronto-Dominion Bank.

Second, the Company announced a further balance sheet deleveraging program to be implemented in the first quarter of 2005. The Company has sold or intends to sell an aggregate of approximately $3.0 billion of assets and will use the proceeds from these sales to prepay approximately $3.0 billion of short-term borrowings.

Third, the Company announced its intent to enter into interest rate swap agreements which have an aggregate notional amount of $2.2 billion. These agreements will synthetically convert variable rate loans tied to prime or LIBOR to fixed-rate assets.

"Collectively, these actions will mitigate our interest rate risk going forward and benefit our net interest margin," said Bill Ryan, Banknorth's Chairman, President and Chief Executive Officer. "In addition, the repurchase program will allow us to more effectively utilize our capital so as to maximize shareholder value."

The approximately $3.0 billion of assets being sold consist of approximately $500 million of single-family residential loans, approximately $2.0 billion of mortgage-backed securities and approximately $500 million of securities of U.S. federal agencies. The approximately $3.0 billion of borrowings to be prepaid consist of repurchase agreements and Federal Home Loan Bank advances.

The foregoing actions will reduce the sensitivity of the Company's operations to changes in interest rates because the assets to be sold have primarily fixed-rates and a weighted average duration of approximately 3.8 years and the borrowings to be prepaid have floating rates and are short term. As a result, the maturities and interest-rate sensitivity of the Company's interest-earning assets and interest-bearing liabilities will be better matched. Moreover, the Company will sell over $2.5 billion of assets which are subject to prepayment risk.

The excess capital from the reduced asset levels resulting from the deleveraging program can be used by the Company to repurchase shares of its common stock or to support future growth, both internally and through acquisitions, which could result in a reduction in the capital available for repurchases. The new deleveraging program and repurchase program will not affect the Company's status as a "well capitalized" institution for regulatory purposes.

The Company will incur a one-time loss of approximately $38 million after tax, or $0.21 per share, in connection with the new deleveraging program, which will be included in its operations for the first quarter of 2005. Because the weighted average yield on the assets to be sold currently is approximately 4.03% and the weighted average rate on the borrowings to be prepaid currently is approximately LIBOR plus 23 basis points, the deleveraging program also will adversely affect the Company's net income in future periods.

The Company further estimates that the net effect of these actions on its diluted earnings per share for 2005 and future periods on an operating basis, exclusive of the one-time loss from the new deleveraging program, will not be significant.

On February 18, 2005, Banknorth Group, Inc. shareholders approved the sale of 51% of Banknorth to The Toronto-Dominion Bank. It is anticipated that this transaction will be completed on or about March 1, 2005.

At December 31, 2004, Banknorth Group, Inc. headquartered in Portland, Maine had $28.7 billion in assets. Banknorth's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The Company's website is at www.banknorth.com.

CONTACT: Banknorth Group, Inc.
Jeffrey Nathanson, 207-761-8517

SOURCE: Banknorth Group, Inc.